UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12
SANUWAVE Health, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SANUWAVE Health, Inc.
3360 Martin Farm Road, Suite 100
Suwanee, GA 30024
NOTICE OF 2020 SPECIAL MEETING OF STOCKHOLDERS
to be held on:
December [•], 2020
[•]pm Eastern Time
Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (“Special Meeting”) of SANUWAVE Health, Inc., a Nevada corporation (“SNWV” or the “Company”), which will be held at [[•] pm (Eastern Time)] on December [ ], 2020. The Special Meeting will be a virtual meeting of stockholders conducted online by live audio webcast. You will be able to attend the virtual meeting, vote your shares electronically and submit questions during the meeting by visiting [•] at the date and time described in the accompanying proxy statement. There is no physical location for this Special Meeting.

We are holding the Special Meeting for the following purpose, which is more fully described in the proxy statement accompanying this notice:

1.	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock by 200 million shares to 800 million shares (“Proposal 1”);
2.
To grant the board of directors the authority to effect a reverse split of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), at an exchange rate of 1-for-50 (the “Proposal 2”); and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on December [ ], 2020 are entitled to notice and to vote at the Special Meeting or any postponement or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders’ Meeting to Be Held on
[day], December [•], 2020 at [ ]pm (Eastern Time) online at
[•].
The proxy statement and related materials are available at www.proxyvote.com

BY ORDER OF THE BOARD OF DIRECTORS

Kevin A. Richardson, II
Chief Executive Officer
Suwanee, Georgia
December [•], 2020

YOUR VOTE IS IMPORTANT
You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote on the matters to be considered as promptly as possible in order to ensure your representation at the meeting. You may vote via the Internet or by returning the enclosed proxy card. Even if you have voted by proxy, you may still vote if you attend the meeting online. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
PROPOSAL 1 APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY TWO HUNDRED MILLION SHARES TO EIGHT HUNDRED MILION SHARES OF COMMON STOCK	5
PROPOSAL 2 AUTHORIZING THE BOARD OF DIRECTORS TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT	7
VOTE REQUIRED	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
ADDITIONAL INFORMATION	13
Stockholder Proposals for the 2021 Annual Meeting	13
Householding of Proxy Materials	13
Other Matters	13
APPENDIX A	A-1

PROXY STATEMENT

FOR THE 2020 SPECIAL MEETING OF STOCKHOLDERS

December [•], 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these proxy materials being made available?

On or about December [•], 2020, we will mail to our stockholders of record and beneficial owners a 2020 Special Notice (“Notice”) and Proxy Statement (the proxy materials).

We are providing you with these proxy materials because the board of directors of SANUWAVE Health, Inc. (which we refer to in this proxy statement as “we,” “us,” “our,” “SNWV” and the “Company”) is soliciting your proxy to vote at the 2020 Special Meeting of Stockholders (the “Special Meeting”), and any adjournments or postponement thereof, to be held via a live audio webcast on December [•], 2020, at [•] pm (Eastern Time). You are invited to virtually attend the special meeting by visiting [•] where you will be able to listen to the meeting live, submit questions and vote online. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply vote your shares by proxy via the Internet or by completing, signing and returning the enclosed proxy card.

What is the purpose of the Special Meeting?

At our Special Meeting, stockholders will vote upon the following two matters scheduled for a vote:

1.
To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock by 200 million shares to 600 million shares (“Proposal 1”); and

2.	To grant the Board the authority to effect a reverse split of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), at an exchange rate of 1-for-50 (“Proposal 2”).

Could other matters be properly brought before the Special Meeting?

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matter is properly brought before the Special Meeting, the proxy holders appointed by our Board will have the discretion to vote on those matters for you in accordance with their best judgment.

What proxy materials are available on the Internet?

The 2020 Special Meeting Proxy Statement is available at

How do I attend the Special Meeting?

The 2020 Special Meeting will be held entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Special Meeting by following the instructions provided on the Notice to log in to [•]. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank.

Who can vote at the Special Meeting?

Stockholders as of the record date for the Special Meeting, December [•], 2020, are entitled to vote at the Special Meeting. On each matter to be voted on, you have one vote for each share of common stock you own as of the record date. At the close of business on the record date, there were [•] shares of the Company’s common stock outstanding and entitled to vote.

How do I vote?

Your vote is important. Whether or not you plan to attend the Special Meeting, we urge you to vote over the Internet, by telephone or by proxy to ensure that your vote is counted. You may still attend the Special Meeting if you have already voted by proxy.

Stockholder of Record: Shares Registered in Your Name

If, on December [•], 2020, your shares were registered directly in your name with our transfer agent, Action Stock Transfer, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote over the Internet or by telephone, or, if you request paper proxy materials, by filling out and returning the proxy card.

If you are a stockholder of record, you may:

•
vote by proxy-to vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you instruct;

•
vote by Internet-go to [•] to complete an electronic proxy card. You will be asked to provide the control number from your Notice. Your vote must be received by 11:59 p.m. Eastern Time on December [•], 2020 to be counted; or

•
vote via telephone-dial toll-free 1-800-[•] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on December [•], 2020 to be counted.

To determine how you may revoke or change your vote submitted by the telephone, Internet or mail methods described above, see the section entitled “How can I change my vote after submitting my proxy?”

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If, on [•], 2020, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares via live webcast at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Special Meeting?

The Board recommends that you vote:

•	FOR the approval to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock (Proposal 1); and

•	FOR the grant of authority to the Board to effect a reverse split of the Company’s outstanding common stock (Proposal 2); and

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of the Board, stated above. For example, if you return a signed proxy card with no indication of your vote on any of the proposals, your votes will be cast “FOR” the approval to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock in Proposal 1, and “FOR” the grant of authority to the Board to effect a reverse split of the Company’s outstanding common stock in Proposal 2. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and may not be counted in determining the number of shares necessary for approval of a proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Special Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the Company a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again over the Internet or by telephone; or
•	attending the Special Meeting and voting online (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

What is the quorum requirement for the Special Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•
Proposal 1. The amendment to our Articles of Incorporation to increase the number of authorized shares of the Company’s common stock requires the affirmative vote of the holders of a majority of the outstanding shares of common stock for approval. Abstentions and broker non-votes will have the same effect as a vote “against” Proposal 1.

•
Proposal 2. The grant of authority to the Board to effect a reverse split of the Company’s outstanding common stock requires the affirmative vote of the holders of a majority of the outstanding shares of common stock for approval. Abstentions and broker non-votes will have the same effect as a vote “against” Proposal 2.

What are “broker non-votes”?

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to vote the shares. These unvoted shares are considered “broker non-votes” with respect to such matters. Broker non-votes are counted for purposes of determining whether a quorum is present. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the approval to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock (Proposal 1), or to vote on the grant for authority to the Board to effect a reverse split of the Company’s outstanding common stock (Proposal 2).

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have retained the services of Okapi Partners LLC to assist in the solicitation of proxies for a fee of approximately $[•] plus reasonable out-of-pocket expenses. We may engage Okapi Partners LLC for additional solicitation work and incur fees greater than $[•] depending on a variety of factors, including preliminary voting results.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Special Meeting.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY TWO HUNDRED MILLION SHARES TO EIGHT HUNDRED MILION SHARES OF COMMON STOCK

The Board has approved an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to 800 million shares from 600 million shares. If approved, the amendment would delete the text of the third paragraph thereof referring to the number of shares with par value in its entirety and by adding, in lieu thereof, the following text:

“The total number of shares which the Corporation is authorized to issue is 805,000,000 shares. 800,000,000 shares shall be Common Stock, each having a par value of $0.001. 5,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”

On December [•], 2020, the record date, we had 467,194,621 shares of common stock issued and outstanding and 132,805,379 shares of common stock that were authorized but unissued. On December [•], 2020, we had reserved 252,403,169 shares for future issuance, consisting of (i) 157,106,736 shares of common stock potentially issuable upon exercise of outstanding warrants, (ii) 32,618,385 shares of Common Stock potentially issuable upon exercise of outstanding stock options and (iii) 62,678,048 shares of Common Stock potentially issuable upon the conversion of outstanding convertible notes.  Accordingly, we need to increase our authorized shares of common stock in order to effect the conversion of all such convertible securities.

The Board believes that the availability of additional authorized shares of common stock will provide the Company with additional flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be desirable including, without limitation, stock splits (including splits effected through the declaration of stock dividends), raising capital, future financings, investment opportunities, licensing agreements, acquisitions or other distributions. The Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of common stock authorized by the proposed amendment to the Articles of Incorporation.

The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of the Company by providing the Company the capability to engage in actions that would be dilutive to a potential acquiror, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of the Company. Thus, while the Company currently has no intent to employ the additional unissued authorized shares as an anti-takeover device, the proposed amendment may have the effect of discouraging future unsolicited takeover attempts. The Board is not aware of any such attempt to take control of the Company, and would act in the best interest of stockholders if any attempt was made. The proposed amendment has been prompted by business and financial considerations.

The proposed increase in the number of authorized shares of the Company's common stock will not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect or change the rights of current holders of the Company's common stock. However, the issuance of additional shares of common stock authorized by this amendment to the Articles of Incorporation may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of the Company's common stock.

Once the proposed amendment is approved, no further action by the stockholders would be necessary prior to the issuance of additional shares of common stock unless required by law or the rules of any stock exchange or national securities association on which the common stock is then listed or quoted. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the proposed amendment will not affect the rights of the holders of currently outstanding common stock of the Company nor will it change the par value of the common stock, which will remain $0.001 par value per share. If the proposed amendment is adopted, it will become effective upon filing of an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock outstanding is needed to approve the amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock by 200 million to 800 million shares of common stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1, THE AMENDMENT OF THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK BY 200 MILLION TO 800 MILLION.

PROPOSAL 2

AUTHORIZING THE BOARD OF DIRECTORS TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

Our Board has adopted resolutions to authorize the Board, in its sole discretion, to (1) amend the Company’s Articles of Incorporation to effect a reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”) and (2) directing such proposal to be submitted to the holders of our voting capital for their approval. The amendment to our Articles of Incorporation would be accomplished by adding to the end of the third paragraph thereof referring to the number of shares with par value the following text:

“Effective as of 12:01 a.m. Eastern time, on the date immediately following the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Nevada, each fifty (50) shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock (the “Reverse Stock Split”); provided, however, that the Corporation shall issue no fractional shares as a result of the Reverse Stock Split but shall instead round up to the next whole number.”

If approved by the holders of our voting capital, the Reverse Stock Split proposal would permit, but not require, our Board to effect a reverse stock split of our issued and outstanding common stock at any time prior to December 31, 2021 by a ratio of 1-for-50. We believe that enabling our Board to implement the Reverse Stock Split will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders.

Our Board reserves the right to elect to abandon the Reverse Stock Split, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

50 shares of existing common stock will be combined into one share of common stock. Any fractional shares will be rounded up to the next whole number.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our Board is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our common stock which may enhance liquidity and to make our common stock more attractive to a broader range of investors. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests. We believe that the Reverse Stock Split, if implemented, will make our voting common stock more attractive to a broader range of institutional and other investors, as we believe that the current market price of our voting common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of voting common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that, if approved and implemented by our Board, the Reverse Stock Split will make our voting common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our voting common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Prior Approval of a Reverse Stock Split

At the 2020 Annual Meeting of Stockholders of the Company, held on July 23, 2020, the stockholders authorized the Board to amend the Company’s Articles of Incorporation to effect a reverse stock split, by approving Proposal 5 as set forth in the Proxy Statement for the 2020 Annual Meeting of Stockholders filed with the SEC on June 26, 2020 (“Proposal 5”). The authorization permitted, but did not require, the Board to effect the reverse stock split at any time prior to August 22, 2020. The Board, pursuant to the terms of the approvals and authorizations set forth in Proposal 5, did not elect to effect the reverse stock split prior to August 22, 2020. The Board is therefore seeking stockholder approval for the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Company’s Articles of Incorporation, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Nevada by the close of business on December 31, 2021, our Board will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Based on [•] shares of common stock outstanding as of the Record Date, the Reverse Stock Split would result in (without giving effect to the treatment of fractional shares) [•] outstanding shares of common stock (excluding Treasury shares).

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The implementation of the Reverse Stock Split will result in an increased number of available authorized shares of Common Stock. The resulting increase in such availability in the authorized number of shares of Common Stock could have a number of effects on the Company’s stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase in available authorized shares for issuance could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional Common Stock could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent stockholders. Similarly, the issuance of additional Common Stock to certain persons allied with the Company’s management could have the effect of making it more difficult to remove the Company’s current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Company does not have any other provisions in its Articles of Incorporation, bylaws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, the Company has no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Additionally, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of authorized Common Stock that will become newly available as a result of the implementation of the Reverse Stock Split will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock.

The Company may issue the additional shares of authorized Common Stock that will become available as a result of the Reverse Stock Split without the additional approval of its stockholders.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our common stock will have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock will continue to be listed on the OTCQB under the symbol “SNWV,” subject to any decision of our Board to list our securities on another stock exchange.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent's books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent a transmittal letter by our transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

THE COMPANY MAY ISSUE THE ADDITIONAL SHARES OF AUTHORIZED COMMON STOCK THAT WILL BECOME AVAILABLE AS A RESULT OF THE REVERSE STOCK SPLIT WITHOUT THE ADDITIONAL APPROVAL OF ITS STOCKHOLDERS.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we will round up to the next whole number.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.

Accounting Matters

The proposed amendment to the Company's Articles of Incorporation will not affect the par value of our common stock, which will remain $0.001 par value per share. As a result, as of the Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Not a Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the implementation of the Reverse Stock Split, the Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act, and the implementation of the proposed Reverse Stock Split will not cause the Company to go private.

No Appraisal Rights

Under the Nevada Revised Statutes, our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock:

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Stock Split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Split Proposal except to the extent of their ownership of shares of our Common Stock.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock outstanding is needed to approve the Reverse Stock Split.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2, THE APPROVAL OF A REVERSE SPLIT OF THE COMPANY’S OUTSTANDING COMMON STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 30, 2020, with respect to the beneficial ownership of the Company’s outstanding common stock by (i) any holder of more than five percent, (ii) each of the Company’s named executive officers and directors, and (iii) the Company’s directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares Percent of Beneficially Owned	Shares Outstanding(2)
A. Michael Stolarski(3)	18,081,290	3.9%
Kevin A. Richardson II(4)	13,545,993	2.9%
Peter Stegagno(5)	3,968,007	0.9%
Iulian Cioanta(6)	3,186,146	0.7%
Lisa E. Sundstrom(7)	2,914,500	0.6%
John F. Nemelka(8)	1,446,055	0.3%
Alan Rubino(9)	1,419,800	0.3%
Maj-Britt Kaltoft(10)	700,000	0.2%
Thomas Price(11)	200,000	0.0%
All directors and executive officers as a group (9 persons)	45,461,791	9.7%
Opaleye, L.P.	31,428,554	6.7%
Manchester Explorer, L.P.	24,642,840	5.3%
(1)	Unless otherwise noted, each beneficial owner has the same address as the Company.
(2)
Applicable percentage ownership is based on 467,194,621 shares of common stock outstanding as of November 30, 2020. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of November 30, 2020. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act.

(3)	Includes options to purchase up to 1,069,800 shares of common stock.
(4)
Includes options to purchase up to 4,209,300 shares of common stock. In addition, this amount includes 1,324,723 shares of common stock owned directly by Prides Capital Fund I, L.P. Prides Capital Partners LLC is the general partner of Prides Capital Fund I, L.P. Mr. Richardson is the controlling shareholder of Prides Capital Partners LLC; therefore, under certain provisions of the Exchange Act, he may be deemed to be the beneficial owner of such securities. Mr. Richardson has also been deputized by Prides Capital Partners LLC to serve on the Bboard. Mr. Richardson disclaims beneficial ownership of all such securities except to the extent of any indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) therein.

(5)	Consists of options to purchase up to 3,208,144 shares of common stock.
(6)	Includes options to purchase up to 3,050,000 shares of common stock.
(7)	Consists of options to purchase up to 3,170,741 shares of common stock.
(8)	Consists of options to purchase up to 2,914,500 shares of common stock.
(9)	Includes options to purchase up to 1,434,800 shares of common stock.
(10)	Includes options to purchase up to 1,419,800 shares of common stock.
(11)	Includes options to purchase up to 700,000 shares of common stock.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2021 Annual Meeting

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. To be considered for inclusion in next year’s proxy materials for our 2021 annual meeting, your proposal must be submitted in writing by March 4, 2021 to the Company’s Secretary at 3360 Martin Farm Road, Suite 100, Suwanee, Georgia 30024 and comply with the requirements in the Company’s Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that if our 2021 annual meeting of stockholders is held before June 23, 2021 or after August 22, 2021, then the deadline is a reasonable amount of time prior to the date we begin to print and distribute our proxy statement for the 2021 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. If you wish to submit a proposal that is to be included in next year’s proxy materials, you must do so not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. You are also advised to review our Bylaws, which contain additional requirements regarding submission of stockholder proposals.

Householding of Proxy Materials

The SEC adopted rules that permit us to send a single special report and proxy statements to any household at which two or more stockholders reside unless we have received contrary instructions from one of the stockholders. Each stockholder will continue to receive a separate proxy card. Upon written or oral request to our Corporate Secretary, at 3360 Martin Farm Road, Suite 100, Suwanee, Georgia 30024 or by phone at (770) 419-7525, we will deliver a separate copy of the special report or proxy statement, as applicable, to you at the shared address within 30 days of your request. Any stockholders who share the same address and currently receive multiple copies of our proxy materials who wish to receive only one copy in the future can contact the Corporate Secretary regarding such request at the address and phone number listed above.

A number of brokerage firms have already instituted householding. If your household has multiple accounts of our stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or special report, or wish to revoke your decision to household, and thereby receive multiple reports.

Other Matters

We currently know of no other matters to be voted on at the 2020 Special Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by execution of the proxy.

A copy of the Company’s annual, quarterly and current reports, proxy statements and other information, including our financial information, are available without charge upon written request to: Corporate Secretary, SANUWAVE Health, Inc., 3360 Martin Farm Road, Suite 100, Suwanee, Georgia 30024.

APPENDIX A
CERTIFICATE OF INCORPORATION
OF
SANUWAVE HEALTH, INC.

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is SANUWAVE Health, Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.01 Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 805,000,000, of which 800,000,000 shares shall be shares of common stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares shall be shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”).

Section 4.02 Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03 Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)	the designation of the series;
(b)	the number of shares of the series;

(c)
the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)	whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(e)
whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)
whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(h)
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
(j)	any other relative rights, preferences, and limitations of that series.

ARTICLE V
BOARD OF DIRECTORS

Section 5.01 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02 Number. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall be filed as set out in the by-laws of the Corporation (the “By-Laws”).

Section 5.03 Written Ballot. Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.01 Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 6.02 Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VII
BY-LAWS

Section 7.01 Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 7.02 Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII
AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article VIII.

ARTICLE IX
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein

ARTICLE X

The name and mailing address of the incorporator of the Corporation are as follows:

Kevin A. Richardson II
Chief Executive Officer
SANUWAVE Health, Inc.
3360 Martin Farm Road, Ste 100
Suwanee, GA 30024

* * * *

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this    day of     , 2020.

Kevin A. Richardson II, Incorporator